Exhibit 10.1

March 22, 2016

Leslie Seff
PO Box 59, 40 Hellbrook Lane
Ulster Park, NY 12487

Dear Mr. Seff,

On behalf of Integrity Applications, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Board of Directors of the Company (the “Board”) as a director and a member of the Nominating and Corporate Governance Committee of the Board.

As a member of the Board, you will be entitled to compensation under the Board’s recently approved compensation package for non-employee directors, consisting of: (a) an annual cash fee in the amount of $15,000, payable in four equal quarterly installments of $3,750 each on the last day of each calendar quarter commencing with the second quarter of 2016, subject to your continued service as of each such date; and (b) a grant of a one-time award of options to purchase up to an aggregate of 26,666 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $4.50 per share, under and pursuant to the Company’s 2010 Incentive Compensation Plan, which options shall vest in eight equal quarterly installments of 3,333.25 each, subject to your continued service as of each such date, commencing with the second quarter of 2016.  You will also be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with your service on the Board, in accordance with the Company’s reimbursement policies, which the Company may amend from time to time. In addition, as a member of the Board, you will be added to the Company’s Director and Officer Liability Policy.  A copy of such policy is available for your review upon request.

The Board has already approved your appointment.  If you agree to serve on the Board, your term as a director will commence on the date on which you communicate such acceptance (or such later date indicated in such acceptance).  Your initial term of office will continue until the 2016 Annual Meeting of Stockholders.  At such time you will be eligible to be nominated for election to an additional 1-year term. If you are not re-elected, your term of office will expire at the 2016 Annual Meeting and when your successor is elected and qualified.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Sincerely, Integrity Applications, Inc.

By:	/s/ Avner Gal
Name: Avner Gal
Title: Chief Executive Officer

Accepted as of March 23, 2016 by:

/s/ Leslie Seff
Leslie Seff